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                                                                 EXHIBIT (H)(10)

                        FORM OF FUND ACCOUNTING AGREEMENT

         AGREEMENT made as of ______________________, by and between each entity listed on Exhibit A hereto (each, a "Fund"; collectively, the "Funds"), and The Bank of New York, a New York banking organization ("BNY").

                              W I T N E S S E T H :

         WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a "Series") the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

         1.       Appointment.

         Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

         2.       Representations and Warranties.

         Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

                  (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

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                  (b)      This Agreement has been duly authorized, executed and
delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

                  (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

                  (d) To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

         3.       Delivery of Documents.

                  (a) Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                           (i)      The Fund's articles of incorporation or
other organizational document and all amendments thereto (the "Charter");

                           (ii)     The Fund's bylaws (the "Bylaws");

                           (iii)    Resolutions of the Fund's board of directors
or other governing body (the "Board") authorizing the execution, delivery and performance of this Agreement by the Fund;

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                           (iv)     The Fund's registration statement most
recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of the Fund (the "Registration Statement");

                           (v)      The Fund's Notification of Registration
under the 1940 Act on Form N-8A filed with the SEC; and

                           (vi)     The Fund's Prospectus and Statement of
Additional Information pertaining to the Series (collectively, the "Prospectus").

                  (b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

                  (c) It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

         4.       Duties and Obligations of BNY.

                  (a) Subject to the direction and control of each Fund's Board and the provisions of this Agreement, BNY shall provide to each Fund the valuation and computation services listed on Schedule I attached hereto.

                  (b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

                  (c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund's financial records or other services normally performed by the Funds' respective counsel or independent auditors.

                  (d) Upon receipt of a Fund's prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any

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delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.

                  (e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely, and shall be held harmless by each Fund when acting in reliance, upon the instructions, advice or any documents relating to such Fund provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein. All fees or costs charged by such persons shall be borne by the appropriate Fund.

                  (f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

                  (g) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized,

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or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.

                  (h) BNY may apply to an officer of any Fund for written instructions with respect to any matter arising in connection with BNY's performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

                  (i) BNY may consult with counsel to the appropriate Fund or its own counsel, at such Fund's expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

                  (j) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund,
(ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

                  (k) BNY shall have no duties or responsibilities whatsoever except such

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duties and responsibilities as are specifically set forth in this Agreement and
Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

                  (l) The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

                  (m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

                  (n) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor

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shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

         5.       Allocation of Expenses.

         Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund's shareholders, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

         6.       Standard of Care; Indemnification.

                  (a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY's own gross negligence or wilful misconduct. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance

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hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the gross negligence or willful misconduct of the Bank.

                  (b) Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund's Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

                           (i)      Errors in records or instructions,
explanations, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described above or by or on behalf of a Fund;

                           (ii)     Action or inaction taken or omitted to be
taken by BNY pursuant to written or oral instructions of the Fund or otherwise without gross negligence or willful misconduct;

                           (iii)    Any action taken or omitted to be taken by
BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

                           (iv)     Any improper use by a Fund or its agents,
distributor or investment

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advisor of any valuations or computations supplied by BNY pursuant to this
Agreement;

                           (v)      The method of valuation of the securities
and the method of computing each Series' net asset value; or

                           (vi)     Any valuations of securities or net asset
value provided by a Fund.

                  (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

                  (d) Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

         7.       Compensation.

         For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY to debit such Fund's custody account for all amounts due and payable hereunder. BNY shall deliver to each Fund invoices for services rendered after debiting such Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a

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month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

         8.       Term of Agreement.

                  (a) This Agreement shall continue until terminated by either BNY giving to a Fund, or a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

                  (b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

         9.       Authorized Persons.

         Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

         10.      Amendment.

         This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund's Board.

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         11.      Assignment.

         This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of such Fund's Board.

         12.      Governing Law; Consent to Jurisdiction.

         This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

         13.      Severability.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         14.      No Waiver.

         Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

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         15.      Notices.

         All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

         if to a Fund, at

         if to BNY, at

         The Bank of New York
         New York, New York 10286
         Attention:
         Title:

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

         16.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

         17.      Several Obligations.

         The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

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         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                                  By: __________________________
                                                      on behalf of each Fund
                                                      identified on Exhibit A
                                                      attached hereto

                                                  THE BANK OF NEW YORK

                                                  By: __________________________
                                                  Title:

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                                    EXHIBIT A

Name of Fund

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                                    EXHIBIT B

         I,                , of *, a (State) corporation (the "Fund"), do hereby
certify that:

         The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund's Articles of Incorporation and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to the Bank.

Name                         Position                         Signature
_________                    __________________               _________________

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                                   SCHEDULE I

                       VALUATION AND COMPUTATION SERVICES

         I. BNY shall maintain the following records on a daily basis for each Series.

                  1.       Report of priced portfolio securities

                  2.       Statement of net asset value per share

         II. BNY shall maintain the following records on a monthly basis for each Series:

                  1.       General Ledger

                  2.       General Journal

                  3.       Cash Receipts Journal

                  4.       Cash Disbursements Journal

                  5.       Subscriptions Journal

                  6.       Redemptions Journal

                  7.       Accounts Receivable Reports

                  8.       Accounts Payable Reports

                  9.       Open Subscriptions/Redemption Reports

                  10.      Transaction (Securities) Journal

                  11.      Broker Net Trades Reports

         III. BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

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         The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund's Auditors.

         IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

                  1.       Securities bought

                  2.       Securities sold

                  3.       Interest received

                  4.       Dividends received

                  5.       Capital stock sold

                  6.       Capital stock redeemed

                  7.       Other income and expenses

         All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

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